Exhibit 99.1

Proprietary SAAS Data Aggregation Platform Becomes a Publicly Traded Company; Focus on Consumer Trend and Media Consumption Data

NEW YORK, NY / ACCESSWIRE / September 16, 2015 / Realco International, Inc. (the "Company") (RLQT), a Nevada corporation, announced that it had completed a reverse merger on August 14, 2015, pursuant to which PeerLogix Technologies, Inc. became a wholly-owned subsidiary of the Company. Realco will trade on the OTCQB under the symbol RLQT until on or about September 23, 2015, at which time the stock will be quoted on the OTCQB under the symbol LOGX and under the name PeerLogix, Inc.

In addition, on September 15, 2015, Realco effected a 4.04:1 forward split of its outstanding common stock. The common stock will trade ex-dividend commencing at the opening of trading on September 16, 2015. The additional shares issued by means of such diviend shall be distributed by the Company to each stockholder of record at September 11, 2015.

Simultaneous with the closing of the reverse merger, Realco completed a private placement offering (the "Offering" of 1,418,333 units at a price of $0.60 per Unit, with each Unit consisting of one post-split share of common stock and one warrant to acquire one additional post-split share of common stock at $0.72 per share, resulting in gross proceeds of $851,000. On September 10, 2015, Realco effected the second and last closing of the Offering, at which it sold an additional 265,000 units, for aggregate gross proceeds of $159,000. WestPark Capital, Inc. acted as placement agent for the Offering. The Company intends to use net proceeds of the private placement for working capital and general corporate purposes.

William Gorfein, Co-founder and CEO of Realco and PeerLogix, said, "We are excited to complete the reverse merger and stock split, consummate our private offering and begin trading. We believe that PeerLogix has developed a unique and powerful tool to provide highly useful information regarding 130 million homes to advertisers, advertising agencies, and product and service companies. Our listing allows the investing community to join PeerLogix as we change the way the Content-Sharing Economy is understood and utilized by businesses. The management team, advisors and employees have worked many hours to achieve this milestone and we look forward to continuing to execute our business and commercialization plan."

The securities sold in the Offering were not registered under the Securities Act of 1933 and may not be resold absent registration under or exemption from such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About PeerLogix

PeerLogix is a data aggregation company providing a proprietary software as a service, or SAAS, platform which enables the tracking and cataloguing of Torrent files and Torrent networks in order to determine consumer trends and preferences based upon media consumption. PeerLogix's patent pending platform collects Torrent data, including IP addresses of the uploading and downloading parties (e.g., location), the name, file type, media type (whether movie, television, documentary, music, e-books, software, etc.), and genre of media downloaded, and utilizes licensed and publicly available demographic and other databases to further filter the collected data to provide insights into consumer preferences to digital advertising firms, product and media companies, entertainment studios and others.

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Torrent is a geography agnostic platform used by approximately 130 million people worldwide to share TV shows, movies, music, pictures, video games, e-books and software with one another. All major entertainment and media content is available to consumers using Torrent to access media. Of this population of Torrent users, approximately 40 million reside in the United States and 90 million are distributed throughout all major and developing countries of the world.

Torrent activity represents one of the most significant categories of global Internet usage, comprising approximately 22% of all Internet traffic. Although Torrent data available at any one point in time is ephemeral and is then lost, PeerLogix has been storing and continues to store all such data in a fully scalable database which has been aggregating the results since approximately January 1, 2014, providing the distinctive ability to provide trend data on the basis of media consumption. The Company's proprietary platform operates on an automatic basis with little human interaction and continually acquires and catalogues Torrent data in real time, obtaining millions of data points daily.

Forward Looking Statement

Certain of the statements contained in this herein include future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. The information contained in this includes some statements that are not purely historical and contain "forward-looking statements," as defined by the Private Securities Litigation Reform Act of 1995,that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding the Company's and its management's expectations, hopes, beliefs, intentions or strategies regarding the future, including the Company's financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate," "may," "should," "could," "will," "plan," "future," "continue," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, the actual results could differ materially from the forward-looking statements contained in PeerLogix forward-looking statements.

Contact:

William Gorfein
Chief Executive Officer
PeerLogix, Inc.
646-598-4640
info@peerlogix.com

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